Exhibit 4.2

FORM OF CERTIFICATE FOR SHARES OF $1.95
SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES

Number	Shares
CUSIP 74965L 200

SEE REVERSE FOR CERTAIN DEFINITIONS AND RESTRICTIONS

RLJ LODGING TRUST

a Real Estate Investment Trust Formed Under the Laws of the State of Maryland

THIS CERTIFIES THAT

is the record holder of

FULLY PAID AND NONASSESSABLE $1.95 SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES, PAR VALUE $0.01 PER SHARE, OF

RLJ LODGING TRUST

(the “Corporation”), transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and registered by the Registrar.

Dated:

Secretary	President

Countersigned and Registered:

Wells Fargo Shareowners Services, a division of Wells Fargo Bank N.A. Transfer Agent and Registrar

RLJ LODGING TRUST

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-as tenants in common	UNIF GIFT MIN ACT-	Custodian
TEN ENT	-as tenants by the entireties		(Cust)	(Minor)
JT TEN	-as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act of
(State)
Additional abbreviations may also be used though not in the above list.

For Value Received,                      hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address Including Zip Code, of Assignee)

Shares of the $1.95 Series A Cumulative Convertible Preferred Shares, par value $0.01 per share, of the Corporation represented by the within Certificate, and do hereby irrevocably constitute and appoint                                                                                                                                                       attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated:
X

X

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

The Trust will furnish to any Shareholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions of redemption of the shares of each class which the Trust is authorized to issue, of the differences in the relative rights and preferences between the shares of each series of a preferred or special class which the Trust is authorized to issue in series, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of a preferred or special class o shares. Such request may be made to the secretary of the Trust or to its transfer agent.

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own or Constructively Own Common Shares of the Trust in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Shares of the Trust; (ii) no Person may Beneficially Own or Constructively Own Preferred Shares of the Trust in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the total outstanding Preferred Shares of the Trust of such class or series; (iii) no Person may Beneficially Own or Constructively Own Shares of the Trust that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (iv) no Person may Beneficially Own or Constructively Own Shares of the Trust that would result in (a) the Trust owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Trust during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Trust’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Trust (or any subsidiary of the Trust) to one of its taxable REIT subsidiaries with respect to the Trust failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, in either case if the income derived by the Trust from such tenant or such taxable REIT subsidiary, taking into account any other income of the Trust that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Trust to fail to satisfy any of such gross income requirements; and (v) no Person may Transfer Shares of the Trust if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own Shares of the Trust which causes or will cause a Person to Beneficially Own or Constructively Own Shares of the Trust in excess or in violation of the above limitations must immediately notify the Trust.  If certain of the restrictions on Transfer or ownership above are violated, the Shares of the Trust represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may take other actions, including redeeming Shares upon the terms and conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Shares.  All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its Principal Office.